Exhibit 10.71

BUILDING MATERIALS HOLDING CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN FOR
NON-OFFICER EMPLOYEES

AND SUMMARY PLAN DESCRIPTION

Effective May 1, 2008

BUILDING MATERIALS HOLDING CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN FOR EMPLOYEES
AND SUMMARY PLAN DESCRIPTION

Section 1.     Introduction

The Building Materials Holding Corporation Change in Control Severance Plan for Non-Officer Employees (the "Plan") was adopted by the Board of Directors of Building Materials Holding Corporation, a Delaware corporation (the "Company") on May 5, 2008 for the benefit of eligible employees of the Company.  The effective date of the Plan is May 1, 2008 ("Effective Date").

The Plan is designed to assist the Company in attracting and retaining well-qualified employees, to provide an incentive to employees to remain in the employ of the Company, notwithstanding uncertainty and job insecurity which may be created by an actual or prospective Change in Control (as defined below), and to encourage employees' full attention and dedication to the Company currently and in the event of an actual or prospective Change in Control (as defined below).

The Plan is designed not to include employees of the Company or its affiliates that are located in operations since the employment of those employees is not likely to be impacted by a Change in Control.  This Plan is focused on the administrative staff of the Company that are most at risk of the elimination of their employment if there is a Change in Control.

The Plan supersedes any prior plan, policy or practice involving the payment of severance benefits by the Company in connection with the occurrence of a Change in Control.  While the Plan is in effect, any change of control severance benefits provided to a Participant by the Company must be paid pursuant to the Plan or pursuant to another express written agreement between the Company and the Participant signed by such employee and a duly authorized officer of the Company.

The Plan is designed to be an "employee welfare benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and, accordingly, this Plan is governed by ERISA.  This document constitutes both the official plan document and the required summary plan description under ERISA.

Section 2.     Eligibility For Participation in the Plan

In order to be a "Participant" in the Plan, the employee must currently be, and have been continuously for at least one year, actively employed by the Company as a regular full-time employee either (a) in the San Francisco Corporate Office or Boise Administrative Service Center , (b) by a Department reporting to the Company and located outside of the San Francisco and Boise offices, (c) be employed by a subsidiary of the Company but located in the Boise office  (d) not be excluded from eligibility under the categories or circumstances described below, and (d) have experienced an involuntary termination by the Company within one month before or within six months after a Change in Control of the Company.  An employee will not be eligible to participate in the Plan if he or she continues service with the Company or an affiliate of the Company or with a new owner of the Company or a subsidiary or division of the Company or with an affiliate of such new owner in any other position or capacity following job elimination.

•	For purposes of this Plan, the term "Change in Control" is defined on Exhibit A attached hereto.

Excluded Categories:  The following employees are not eligible to participate in the Plan:  (a) employees at the Vice President level and above, (b) part-time employees (for purposes of the Plan, a "part-time" employee is one who works less than 32 hours per week, (c) interns, (d) seasonal or temporary employees (for purposes of the Plan, a "seasonal or temporary" employee is one whose expected term of employment is six or fewer months and who has not completed at least six consecutive full months of employment at the time of termination), and (e) management trainees.  In addition, no individual will be eligible to participate in the Plan if such individual is classified by the Company in any of the following categories at the time of termination of services, even if a court or agency determines such individual should have been classified as a common law employee:  (i) an independent contractor or consultant, (ii) an individual paid by or through an agency or employee leasing company or other third party (e.g., a leased employee), or (iii) a freelance worker not treated as an employee.

Excluded Circumstances:  An employee will not be eligible to participate in the Plan if the circumstances of his or her termination by the Company are as follows:

•
The employee voluntarily terminates employment, quits or abandons performance of his or her duties, unless the employee has already received notice that his or her employment will be involuntarily terminated by the Company due to work force reduction or job elimination and the Plan Administrator determines, in its sole discretion, that such employee's earlier voluntary termination is in the best interests of the Company;

•
The employee is discharged for a reason other than work force reduction or job elimination (including, but not limited to Cause as defined below), as determined by the Plan Administrator in its sole discretion, whether or not the employee's position is subsequently eliminated by the Company;

•	The employee's employment ends on account of death or disability;

•
The employee is offered and accepts another position with the Company or an affiliate of the Company or with a new owner of the Company or a subsidiary or division of the Company or with an affiliate of such new owner, whether before or after notification of the elimination of his or her current position or of a work force reduction that would result in termination of his or her employment, even if there is a gap in employment following elimination of such position and commencement of the new assignment;

•
The employee is offered and declines a Comparable Position (as defined below) with the Company, an affiliate of the Company or with a new owner of the Company or a subsidiary or division of the Company or with an affiliate of such new owner;  or

•
The employee is a party to a written agreement with the Company, other than the Separation Agreement referenced in Section 3 below, that provides severance-type benefits to such employee in connection with the occurrence of a Change in Control.

"Cause" means:

i.
an employee's failure or refusal to perform his or her assigned duties, including any unapproved absence or any failure to perform as reasonably instructed by the employee's supervisor or Company management;

ii.	an employee's failure to comply with the Company's written policies, or an employee's unauthorized use of Company property or unauthorized use or disclosure of Company confidential information;

iii.	an employee's willful statements or conduct reflecting adversely on the Company; or

iv.	an employee's illegal conduct, gross misconduct or dishonesty.

"Comparable Position" means a position with the following attributes:  (a) base salary or base hourly wages at least equal to the base salary or base hourly wages of the employee's immediately previous position; (b) incentive compensation and broad-based benefits with substantially the same value as provided in the employee's immediately previous position;  (c) duties and responsibilities not clearly inconsistent with the employee's skills and experience;  (d) a work location no more than 35 miles from the employee's immediately previous work location; and (e) a work location for which the employee's relocation of the employee's principal residence is not required by the Company.

Section 3.     Eligibility For Severance Benefits

To be eligible to receive severance benefits under the Plan, in addition to meeting the requirements for eligibility to participate in the Plan and to become a Participant, the employee must meet the following conditions at all times until the payment of benefits under the Plan is complete:

•
The employee must execute a Separation Agreement satisfactory to the Plan Administrator and within the time periods established by the Plan Administrator, under which the employee agrees:  (a) to cooperate with the orderly transfer of his or her duties as requested by the Company;  (b) to return all Company property by a date specified by the Plan Administrator;  (c) to continue to maintain the confidentiality of Company proprietary and confidential information;  (d) not to solicit the employees of the Company or any affiliate of the Company;  (e) not to disparage the Company or any parent or subsidiary of the Company, or any of the products or services provided by the Company or any parent or subsidiary of the Company, or any officer, director, employee, independent contractor, owner, agent or other representative of the Company or any parent or subsidiary of the Company;  (f) to waive claims with respect to the Company and all related parties;  and (g) to waive all rights to pursue any type of legal, equitable, or administrative claim against any person listed in (e) above for any reason, except for claims for unemployment compensation, for workers' compensation claims to the extent such exception is required by state law, and for claims that by law are unwaivable.

•
The employee must not voluntarily terminate his or her employment or fail to perform his or her assigned duties prior to the termination date established by the Company, unless the Plan Administrator determines, in its sole discretion, that earlier voluntary termination is in the best interests of the Company.

•
The employee must not engage in conduct prior to the termination date established by the Company that would be Cause for termination, as described above, as determined by the Plan Administrator in its sole discretion.

Section 4.     Severance Benefits

Severance Pay.  Eligible Participants will receive a severance pay benefit ("Severance Pay") under this Plan equal to two (2) weeks of Base Pay (defined below), plus one (1) additional week of Base Pay for each whole Year of Service (defined below), up to a maximum of twenty-five (25) weeks of Base Pay in the aggregate.  The number of weeks corresponding to the Severance Pay received is called the "Severance Period."

Severance Pay and Severance Period will be reduced by each of the following:

•
wages or wage replacement benefits paid or payable to the Participant with respect to any applicable notice period (including any pay in lieu of notice) in connection with the Participant's termination of employment, whether such notice period is required under the Worker Adjustment and Retraining Notification Act or any state law with respect to notice or any Company policy, or any written agreement between the Participant and the Company.

•	to the extent permitted by law, by any debt that the Participant owes the Company at the time the Severance Pay becomes payable.

•
A "Year of Service" is 12 full months of active, regular full-time employment with the Company calculated from the Participant's hire date as a regular full-time employee.  Paid leaves of absence (including paid time off and holiday pay) count as active employment for purposes of this Plan.  Unpaid leaves of absence, or absences during which an employee receives wage replacement benefits such as disability benefits or workers compensation benefits, do not count as active employment for purposes of this Plan.  Any periods of time that do not count as active employment shall be subtracted after the Company makes an initial determination of a Participant's whole and partial Years of Service (which initial determination shall be based on the period of time between such Participant's hire date and termination date) in order to arrive at a final calculation of such Participant's whole and partial Years of Service.  For avoidance of doubt, no Participant may have more than one partial Year of Service.  If a Participant has previously left the employ of the Company and is subsequently rehired, the Participant's "hire date" shall be the date that the Participant commenced performing services for the Company after most recently being rehired.

•
For purposes of calculating Severance Pay, Base Pay means, as reflected on the Company's payroll records, the higher of the Participant's annual base salary or base hourly wage rate (a) at the time the Participant is involuntarily terminated or (b) immediately prior to the Change in Control.  If a Participant's Base Pay is calculated using the Participant's annual base salary, a week of Base Pay shall be determined by dividing the Participant's annual base salary by fifty-two (52).  If a Participant's Base Pay is calculated using the Participant's base hourly wage rate, a week of Base Pay shall be determined by multiplying the Participant's base hourly wage rate by forty (40).

•	Severance Pay will be paid according to the Company's regular payroll practice and is subject to withholding deductions as required by law.

Company-Paid Health Insurance.  Each Participant who is enrolled in a health, vision or dental plan sponsored by the Company may be eligible to continue coverage under such health, vision or dental plan (or to convert to an individual policy) under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at the time of the Participant's termination of employment. The Company will notify the individual of any such right to continue health coverage at the time of termination.

•
The Company will pay to eligible Participants an amount that represents such Participant's COBRA premiums during the Severance Period (and rounding up to the last day of the month in which the Severance Period ends) to the extent that the Participant elects to continue health, vision and/or dental benefits during the Severance Period. The COBRA premiums paid by the Company will cover a Participant's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company prior to the Participant's involuntary termination..

•
No provision of this Plan will affect the continuation coverage rules under COBRA.  Therefore, the period during which a Participant must elect to continue the Company’s group medical, vision or dental coverage under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA (except the obligation to pay premiums that the Company pays during the Severance Period) will be applied in the same manner that such rules would apply in the absence of this Plan.

•	All non-health benefits shall terminate as of the Participant's termination date.

Section 5.     Notices

Any notice or other communication under the Plan must be in writing and will be deemed given when delivered personally, when delivered electronically with confirmation of delivery, when delivered by overnight delivery service with proof of delivery, or when sent by certified or registered mail, return receipt requested, addressed as follows or to such other address as any party may hereafter designate in accordance with this provision:

            If to The Company or the Plan Administrator:

Building Materials Holding Corporation
Four Embarcadero Center, Ste. 3200
San Francisco, CA 94111
Attn: General Counsel

If to the Participant: to the address appearing in the payroll records of the Company.

Section 6.     Claims

Initial Claims Procedure: Any employee who does not receive a benefit under the Plan that he or she feels he or she is entitled to receive may make a written claim to the Plan Administrator within 90 days after his or her termination, in accordance with the Notice provisions of Section 5, and which explains the reasons for such claim.  The claimant will be informed of the Plan Administrator's decision with respect to the claim within 90 days after it is filed.  Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review the claim.  If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim.  If the extension is required due to the claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the claimant responds to the Plan Administrator's request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the claimant will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based.  This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan's claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.  If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, the notice will either provide that rule, guideline, protocol or other similar criterion or will contain a statement that it will be provided upon request.

Claims Appeal Procedure:  If the claim has been denied, and the claimant wishes to pursue the claim further, the claimant must request that the Plan Administrator review the denial.  The request must be in writing and must be made within 60 days after written notification of denial.  In connection with this request, the claimant may review documents pertinent to the claim (other than those that are legally privileged) and may submit to the Plan Administrator written comments, documents, records, and other information related to the claim.

The review by the Plan Administrator will take into account all comments, documents, records, and other information that the claimant submits relating to the claim.  The Plan Administrator will make a final written decision on a claim review, in most cases within 60 days after receipt of a request for a review.  In some cases, the claim may take more time to review, and an additional processing period of up to 60 days may be required.  If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim.  If the extension is required due to the claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan's request for information.

The Plan Administrator's decision on the claim for review will be communicated to the claimant in writing.  If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim (other than those that are legally privileged); and (iii) a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.  If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, the notice will either provide that rule, guideline, protocol or other similar criterion or will contain a statement that it will be provided upon request.  The decision of Plan Administrator is final and binding on all parties.

Requirement to Follow Claims Procedures:  If a claimant does not file his or her claim in accordance with the Plan's claim procedures described above, including applicable time limits, the claimant will not be entitled to benefits under this Plan.

Limitation on Legal Action:  No legal action with respect to this Plan may be brought until a claimant has exhausted the claims procedures described above, including the claims appeal procedure.  No legal action for coverage or benefits under the Plan may be commenced or maintained more than two years after the circumstances giving rise to the claim arose or, if earlier, one year after the claims procedures, including the claims appeal procedure, is exhausted.

Section 7.     Plan Amendment and Termination

The Company reserves the right to suspend or terminate the Plan at any time.  The Company also reserves the right to amend or modify the Plan at any time and in any respect (including but not limited to an amendment or modification to reduce or eliminate some or all benefits payable under the Plan or to exclude certain employees or classes of employees from future eligibility to participate in the Plan) by action of the Board of Directors of the Company (the "Board") or the Compensation Committee of the Board, with or without prior notice to, and effective with respect to, employees who may in the future become eligible to participate in the Plan or become eligible for benefits payable under the Plan.  However, no such amendment, modification, suspension or termination will be effective to decrease benefits under the Plan for which an employee has already become a Participant.

Section 8.     Legal Rights Under ERISA

An employee covered under the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").  ERISA provides that you are entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Human Resources office of the Company, and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of the most recent version of this Plan and summary plan description and the latest annual report (Form 5500 Series), if any.  The Plan Administrator may charge a reasonable amount for the copies.

Receive a summary of the Plan's annual financial report (if any).  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of the Plan participants and beneficiaries.  No one, including the employer or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent such employee from obtaining a welfare benefit or exercising such employee's rights under ERISA.

Enforce Rights

If a claim for a welfare benefit is denied or ignored, in whole or in part, the claimant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an employee can take to enforce the above rights.  For instance, if an employee makes a written request for a copy of Plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, the employee may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If an employee has a claim for benefits that is denied or ignored, in whole or in part, the employee may file suit in a state or Federal court.  If it should happen that Plan fiduciaries misuse the Plan's money or if an employee is discriminated against for asserting his or her rights, such employee may seek assistance from the U.S. Department of Labor, or such employee may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If the employee is successful, the court may order the person sued to pay these costs and fees.  If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee's claim is frivolous.

An employee who has questions about the Plan should contact the Plan Administrator.  An employee who has any questions about this statement or his or her rights under ERISA should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

Section 9.     Other Important Information

No Additional Rights Created.  Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any individual (or any beneficiary of either), or other person any legal or equitable right against the Company, or any of its affiliates, or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company (or any affiliate) of any individual be modified or in any way affected by this Plan.

No Implied Employment Contract.  The Plan shall not be deemed to give any employee or other person the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee or other person at any time and for any reason.

Records.  The records of the Company with respect to the determination of a Year of Service, employment history, Base Pay, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

Construction.  The Plan is intended to be governed by ERISA.  The respective terms and provisions of the Plan shall be construed, whenever possible and for all purposes, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto.  To the extent not in conflict with ERISA or the terms of the Plan, the construction and administration of the Plan shall be in accordance with applicable federal law and the laws of the State of California applicable to contracts made and to be performed within the State of California (without application of California conflict of laws provisions).

Nontransferability.  In no event shall the Company make any payment under this Plan to any assignee or creditor of an employee, except as otherwise required by law.  Prior to the time of a payment hereunder, an employee shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

Binding Effect on Successor to Company.  This Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan.  In such event, the term “Company,” as used in the Plan, shall mean the Company and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Plan.

Plan Interpretation and Benefit Determination.  The Plan is administered and operated by the Plan Administrator, which has complete authority, to construe and interpret the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, benefits due under the Plan.  All such interpretations and determinations of the Plan Administrator shall be final and binding.  The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

Section 10.     Important Plan Information

Sponsor's Name and Address:	Building Materials Holding Corporation
Four Embarcadero Center, Ste. 3200
San Francisco, CA 94111

Plan Number:	502

Employer Identification Number:	91-1834269

Plan Administrator:	Paul Street, Stephanie Erickson and Neil Watterson
Building Materials Holding Corporation
Four Embarcadero Center, Ste. 3200
San Francisco, CA 94111

Agent to Receive Process:	Building Materials Holding Corporation
Four Embarcadero Center, Ste. 3200
San Francisco, CA 94111

Attn: Chairman General Counsel

Type of Plan:
The Plan is an unfunded employee welfare benefit plan.  Benefits under the Plan are paid from the general assets of Building Materials Holding Corporation.  Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation.

Effective Date:	May 1, 2008

Exhibit A

Change in Control.  A "Change in Control" of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation, merger or similar reorganization or other transaction involving the Company, other than a transaction in which those persons that are holders of the Company's common stock immediately prior to the transaction both (I) each have the same proportionate ownership of common stock of the Company or voting equity securities of another surviving entity in the transaction (when compared to all other holders of the Company's common stock immediately prior to the transaction) immediately after the transaction and (II) in the aggregate possess beneficial ownership (as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of at least a majority of the common stock of the Company or the voting equity securities of another surviving entity immediately after the transaction, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act, including any group), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty-five (35%) percent or more of the Company's outstanding common stock, or (iv) if for any reason a majority of the Board is not comprised of "Continuing Directors," where a "Continuing Director" of the Corporation as of any date means a member of the Board who (x) was a member of the Board two years prior to such date and at all times through such date or (y) was nominated for election or elected to the Board with the affirmative vote of at least two-thirds (2/3rds) of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director.

i.

ACKNOWLEDGEMENT

My signature on this form acknowledges that I have received and read the Building Materials Holding Corporation Change in Control Severance Plan for Non-Officer Employees.  I understand that if I have any questions concerning this plan, I may contact Paul Street who can be reached at (208)331-4381 or Stephanie Erickson who can be reached at (208)331-4653.

Signature ______________________

Print Name:____________________

ii.